EXHIBIT 99.1

CENTER FINANCIAL REPORTS 2006 FOURTH QUARTER AND FULL YEAR

— Net Loans Increase by $77 Million from Q3 2006 and Exceed $1.5 Billion Year-End Target —

— Newly Appointed CEO Jae Whan Yoo Prepared to Lead Company through Next Stage of Growth —

LOS ANGELES, CA – February 1, 2007 – Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today reported financial results for its fourth quarter and year ended December 31, 2006, with net loans increasing 5% sequentially and 26% over year-end 2005.

2006 fourth quarter and full-year highlights include:

•	Net loans increased by $77 million to $1.5 billion from Q3 2006; up 26% from year-end 2005
•	Net loans represented 83.4% of total assets, versus 73.4% at year-end 2005
•	Allowance for loan loss stable at 1.12%
•	Non-interest bearing deposits were stable, compared with year-end 2005
•	Net interest margin narrowed to 4.50% in Q4 from 4.63% in Q3 2006
•	Net interest income before provision for loan losses increased 13% to $71.4 million
•	Provision for loan loss increased to $5.7 million in 2006, compared with $3.4 million in 2005
•	Efficiency ratio stable at 48.4% in 2006, compared with 48.7% in 2005
•	Net income for 4Q totaled $6.4 million, or $0.38 per diluted share; $26.2 million, or $1.57 per diluted share, for 2006
•	Return on average assets equaled 1.5% for 2006, compared with 1.7% for 2005
•	Return on average equity equaled 20.7% for 2006, versus 24.0% for 2005
•	Quarterly cash dividends totaled $0.16 per share for the year

“It is only through the hard work and commitment of each of the company’s employees that Center Financial has been able to achieve such solid operating performance,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “Through their dedication, the company’s 20th anniversary year proved to be another period marked by record earnings. Despite an uncertain interest rate environment and strong competition in our marketplace from both ethnic and mainstream institutions, Center Bank’s loan production team worked together to increase net loans by more than $300 million during the year and successfully exceeded $1.5 billion in net loans at year-end – a challenging goal established early in 2006.”

2006 FOURTH QUARTER

For the three months ended December 31, 2006, net interest income before provision for loan losses rose 10% to $19.2 million from $17.5 million in the 2005 fourth quarter, reflecting the growth in the company’s earning assets and the positive impact of prime rate increases, partially offset by considerably higher interest expense on deposits and borrowed funds. The company’s yield on interest-earning assets averaged 8.09% for the three months ended December 31, 2006, compared with 7.52% in the 2005 fourth quarter, and trended higher throughout the full year benefiting from a more favorable mix of loans to earning assets. The net interest margin narrowed to 4.50% from 4.63% in the preceding third quarter and 4.78% in the year-ago fourth quarter, reflecting a higher mix of fixed rate loans in the company’s loan portfolio and general rate increases in funding liabilities.

The company increased its provision for loan losses by $1.4 million in the 2006 fourth quarter, versus an increase of $740,000 in the prior-year’s fourth quarter. Allowance for loan losses to gross loans equaled 1.12% at December 31, 2006, compared with 1.12% at year-end 2005.

Noninterest income in the fourth quarter of 2006 narrowed to $4.6 million from $4.8 million in the year-ago fourth quarter, primarily reflecting the company’s intentional closure of higher risk operating accounts to maintain compliance with regulatory requirements.

Noninterest expense for the 2006 fourth quarter rose 3% to $11.8 million from $11.4 million a year earlier, reflecting higher salaries and employee benefits, business promotion and advertising costs, as well as increased professional service fees, but was lower as a percentage of average earning assets at 2.7% in the current quarter, versus 2.8% in the 2005 fourth quarter. The company’s efficiency ratio improved to 49.8% from 51.1% in the 2005 fourth quarter.

Net income for the 2006 fourth quarter totaled $6.4 million, or $0.38 per diluted share, compared with $6.6 million, or $0.40 per diluted share, in the corresponding period a year ago.

Return on average assets and return on average equity equaled 1.4% and 18.3%, respectively, for the three months ended December 31, 2006, compared with 1.7% and 23.9% during the same period in 2005.

2006 FULL YEAR

For the year ended December 31, 2006, net interest income before provision for loan losses increased 13% to $71.4 million from $63.4 million in 2005. The increase reflects growth in the company’s earning assets and the positive impact of prime rate increases, partially offset by higher interest expense on deposits and borrowed funds. The yield on interest-earning assets in 2006 rose 93 basis points to 7.91% from 6.98% in 2005. The net interest margin for the 2006 twelve months narrowed to 4.53% from 4.77% in 2005, reflecting a higher mix of fixed rate loans in the company’s loan portfolio and general rate increases in funding liabilities.

The company recorded provision for loan losses of $5.7 million during 2006, higher than $3.4 million in 2005, primarily due to strong loan production and an increase in net charge-off levels. The allowance for losses to total gross loans remained unchanged at 1.12% at December 31, 2006 and 2005.

Noninterest income for 2006 totaled $22.2 million, compared with $20.5 million a year ago. While the company’s intentional closure of higher risk operating accounts to maintain compliance with regulatory requirements lowered recurring customer service fee and other charges in 2006, the decline was more than offset by the recognition of an insurance settlement of approximately $2.5 million during the year, plus higher gain on sale of loans of $3.3 million, compared with $2.5 million in 2005.

Noninterest expense for 2006 rose 11% to $45.3 million from $40.8 million a year earlier, reflecting increased expenses related to salaries and employee benefits, business promotion and advertising, as well as higher professional service fees, including a non-recurring fee of $1.4 million in the first quarter related to a concentrated effort to strengthen the company’s BSA infrastructure. The efficiency ratio improved moderately to 48.4% for 2006 from 48.7% for 2005.

Net income for the full 2006 year increased 6% to $26.2 million, or $1.57 per diluted share, from $24.6 million, or $1.48 per diluted share, in 2005.

Return on average assets and return on average equity for 2006 equaled 1.5% and 20.7%, respectively, compared with 1.7% and 24.0% in 2005.

Gross loans at December 31, 2006 rose 26% to $1.6 billion from $1.2 billion a year ago and increased 5% sequentially from $1.5 billion at the end of the 2006 third quarter. As of December 31, 2006, commercial real estate loans continued to represent the largest component of the company’s total loan portfolio, increasing 34% over year-end 2005 and accounting for 67% of total loans. Real estate construction loans increased by $38.8 million over December 31, 2005 and accounted for 3% of total loans at December 31, 2006. Commercial and industrial loans, including commercial, trade finance and SBA loans, represented 25%, and consumer loans totaled 5%, of the gross loan portfolio at the end of the 2006 year.

The company continued to maintain outstanding asset quality with total non-performing assets of $3.3 million, or 0.21% of total loans, at December 31, 2006, compared with $2.9 million, or 0.24% of total loans, at December 31, 2005. Net charge-offs in the 2006 fourth quarter amounted to $515,000, totaling $2.1 million for 2006, compared with $726,000 in 2005. The allowance for loan losses increased to $17.4 million, or 1.12% of gross loans, at December 31, 2006, reflecting the expansion of the company’s loan portfolio. This compared with allowance for losses of $13.9 million, or 1.12% of gross loans, at year-end 2005.

Total deposits declined 3% to $1.4 billion at December 31, 2006, from $1.5 billion at year-end 2005, primarily due to lower balances in money market and NOW accounts. Non-interest bearing deposits of $388.2 million at year-end represented 27% of total deposits, equal to the same level at year-end 2005. Total time deposits accounted for 54% of total deposits at December 31, 2006, versus 53% at December 31, 2005.

Loan-to-assets increased to 83% at December 31, 2006, compared with 73% at year-end 2005. The company’s loan-to-deposit ratio at year-end 2006 rose to 108% from 82% at December 31, 2005.

The average cost of interest-bearing deposits for 2006 increased to 4.43% from 3.01% for 2005, reflecting eight increases of 25 basis points each in the prime rate by the Federal Reserve since the beginning of 2005. The average cost of total deposits rose to 3.25% for 2006, up from 2.12% in the prior year.

Total assets at December 31, 2006 increased to $1.8 billion from $1.7 billion at year-end 2005, principally reflecting the growth in the company’s loan portfolio. Interest-earning assets totaled $1.7 billion at the end of the 2006, compared with $1.5 billion at December 31, 2005, delivering improved performance from the more favorable mix of loans to assets.

Shareholders’ equity at December 31, 2006 increased 25% to $140.7 million from $112.7 million at December 31, 2005. At year-end 2006, Center Financial continued to be “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 9.35%, a total risk-based capital ratio of 10.44%, and a Tier 1 leverage ratio of 8.53%.

Yoo added: “I am certainly honored to assume the leadership role at Center Financial and look forward to working closely with the board and all the employees of Center Bank. With a proven production team, ongoing process improvement and the company’s success in strategically repositioning the balance sheet by reducing excess liquidity and price sensitive deposits and increasing the rate sensitivity of the funding liabilities, I believe Center Financial is well-positioned to continue strong growth in 2007 and maintain its status one of the best performing banks in the nation, as ranked by US Banker’s January 2007 survey.”

Investor Conference Call

The company will host an investor conference call at 11:00 a.m. EST (8:00 a.m. PST) on Thursday, February 1, 2007 to review the financial results for its 2006 fourth quarter and full year. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.centerbank.com and www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available through 8:00 p.m. EST, Thursday, February 8, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using passcode 25577042.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $1.8 billion at December 31, 2006. Headquartered in Los Angeles, Center Bank operates 26 branch and loan production offices. Of the company’s 17 full-service branches, 15 are located throughout Southern California, along with one branch each in Chicago and Seattle. Center Bank’s nine loan production offices are strategically located in Phoenix, Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Honolulu, Houston and Dallas. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the anticipated growth of Center Financial and Center Bank in 2007, the company’s ability to continue process improvement and the company’s ability to reduce excess liquidity and price-sensitive deposits from its balance sheet. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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(TABLES FOLLOW)

EXHIBIT 99.1

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In thousands, except share and per share data)

	12/31/2006	12/31/2005
	(Dollars in thousands)
ASSETS
Cash and due from banks	$71,504	$79,822
Federal funds sold	—	58,490
Money market funds and interest-bearing deposits in other banks	1,872	5,064

Cash and cash equivalents	73,376	143,376
Securities available for sale, at fair value	148,913	226,023
Securities held to maturity, at amortized cost (fair value of $10,571 as of December 31, 2006 and $11,014 as of December 31, 2005)	10,591	11,052
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	11,065	5,434
Loans, net of allowance for loan losses of $17,412 as of December 31, 2006 and $13,871 as of December 31, 2005	1,518,666	1,206,408
Loans held for sale, at the lower of cost or market	18,510	12,741
Premises and equipment, net	13,322	14,027
Customers’ liability on acceptances	4,871	4,028
Accrued interest receivable	8,574	6,486
Deferred income taxes, net	11,723	10,205
Investments in affordable housing partnerships	6,878	4,481
Cash surrender value of life insurance	11,183	10,805
Goodwill	1,253	1,253
Intangible assets, net	320	373
Other assets	4,067	4,311

Total	$1,843,312	$1,661,003

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$388,163	$395,050
Interest-bearing	1,041,236	1,085,506

Total Deposits	1,429,399	1,480,556
Acceptances outstanding	4,871	4,028
Accrued interest payable	11,458	9,084
Other borrowed funds	229,490	28,643
Trust preferred securities	18,557	18,557
Accrued expenses and other liabilities	8,803	7,421

Total liabilities	1,702,578	1,548,289
Commitments and Contingencies	—	—
Shareholders’ Equity
Serial preferred stock, no par value; authorized 10,000,000 shares; issued and outstanding, none	—	—
Common stock, no par value; authorized 40,000,000 shares; issued and outstanding, 16,632,601 shares as of December 31, 2006 and 16,439,053 shares as of December 31, 2005	69,172	65,622
Retained earnings	71,777	48,268
Accumulated other comprehensive loss, net of tax	(215)	(1,176)

Total shareholders’ equity	140,734	112,714

Total	$1,843,312	$1,661,003

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in thousands, except per share data)
Interest and Dividend Income:
Interest and fees on loans	$32,277	$25,170	$114,238	$85,102
Interest on federal funds sold	69	323	1,575	974
Interest on taxable investment securities	1,546	1,749	7,547	6,023
Interest on tax-advantaged investment securities	135	91	528	321
Dividends on equity stock	154	80	419	224
Money market funds and interest-earning deposits	190	92	422	181

Total interest and dividend income	34,371	27,505	124,729	92,825
Interest Expense:
Interest on deposits	12,216	9,492	47,403	27,376
Interest expense on trust preferred securities	379	320	1,455	1,153
Interest on borrowed funds	2,681	222	4,461	938

Total interest expense	15,276	10,034	53,319	29,467

Net interest income before provision for loan losses	19,095	17,471	71,410	63,358
Provision for loan losses	1,397	740	5,666	3,370

Net interest income after provision for loan losses	17,698	16,731	65,744	59,988
Noninterest Income:	—	—
Customer service fees	1,948	2,194	8,181	9,125
Fee income from trade finance transactions	813	755	3,412	3,491
Wire transfer fees	223	239	897	914
Gain on sale of loans	719	667	3,335	2,487
Net (loss) gain on sale of securities available for sale	(115)	—	(115)	51
Loss on sale of premises and equipment	—	—	—	—
Loan service fees	394	459	1,842	2,014
Insurance settlement—legal fees	—	—	2,520	—
Other income	622	528	2,154	2,449

Total noninterest income	4,604	4,842	22,226	20,531

Noninterest Expense:
Salaries and employee benefits	6,211	5,636	22,287	19,516
Occupancy	917	1,038	3,653	3,374
Furniture, fixtures, and equipment	477	479	1,933	1,809
Data processing	478	536	2,100	2,012
Professional service fees	1,069	804	4,187	3,771
Business promotion and advertising	1,015	723	3,969	2,788
Stationary and supplies	142	220	647	839
Telecommunications	143	157	650	600
Postage and courier service	183	197	731	735
Security service	242	230	991	817
Impairment loss of securities available for sale	—	—	—	—
Loss on interest rate swaps	—	338	26	586
Other operating expenses	914	1,343	4,153	3,978

Total noninterest expense	11,791	11,395	45,327	40,825

Income before income tax provision	10,511	10,178	42,643	39,694
Income tax provision	4,161	3,529	16,485	15,091

	—
Net income	$6,350	$6,649	$26,158	$24,603

EARNINGS PER SHARE:
Basic	$0.38	$0.40	$1.58	$1.50

Diluted	$0.38	$0.40	$1.57	$1.48

Weighted average shares outstanding—basic	16,629,471	16,434,670	16,535,189	16,375,823

Weighted average shares outstanding—diluted	16,720,733	16,725,023	16,666,768	16,702,023

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the Years Ended December 31,
	2006		2005
	Average	Rate/	Average	Rate/
	Balance	Yield	Balance	Yield
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loan	$1,340,959	8.52%	$1,111,087	7.66%
Federal funds sold	33,286	4.73	29,316	3.32
Investments	203,453	4.38	188,684	3.66

Total interest-earning assets	1,577,698	7.91%	1,329,087	6.98%

Noninterest-earning assets:
Cash and due from banks	76,934		73,735
Bank premises and equipment, net	13,714		12,905
Customers’ acceptances outstanding	5,017		5,228
Accrued interest receivables	7,011		5,295
Other assets	31,502		27,232

Total noninterest-earning assets	134,178		124,395

Total assets	$1,711,876		$1,453,482

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$204,535	2.97%	$204,727	1.98%
Savings	80,219	3.79	79,210	3.36
Time certificate of deposits over $100,000	687,181	4.97	539,410	3.39
Other time certificate of deposits	98,077	4.22	86,796	2.76

	1,070,012	4.43	910,143	3.01
Other borrowed funds	83,941	5.31	26,799	3.50
Long-term subordinated debentures	18,557	7.84	18,557	6.21

Total interest-bearing liabilities	1,172,510	4.55	955,499	3.08%
Noninterest-bearing liabilities:
Demand deposits	390,675		381,566

Total funding liabilities	1,563,185	3.41%	1,337,065	2.20%

Other liabilities	22,050		14,093
Shareholders’ equity	126,641		102,324

Total liabilities and shareholders’ equity	$1,711,876		$1,453,482

Cost of deposits		3.25%		2.12%

Net interest spread		3.36%		3.90%

Net interest margin		4.53%		4.77%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	As of December 31,
	2006		2005
		Percent of		Percent of
	Amount	Total	Amount	Total
	(Dollars in thousands)
Real Estate:
Construction	$43,508	2.79%	$4,713.38%
Commercial	1,042,562	66.91	776,725	62.80
Commercial	277,296	17.79	243,052	19.65
Trade Finance	66,925	4.29	90,370	7.30
SBA	50,606	3.24	49,070	3.97
Other	115	0.01	1,473	0.12
Consumer	77,567	4.97	71,499	5.78

Total Gross Loans	1,558,579	100.00%	1,236,902	100.00%

Less:
Allowance for Losses	17,412		13,871
Deferred Loan Fees	2,347		1,595
Discount on SBA Loans Retained	1,644		2,287

Total Net Loans and Loans Held for Sale	$1,537,176		$1,219,149

	As of December 31,
	2006		2005
	(Dollars in thousands)
Demand deposits (noninterest-bearing)	$388,163	27.2%	$395,050	26.7%
Money market accounts and NOW	190,453	13.3%	221,083	14.9%
Savings	76,846	5.4%	81,654	5.5%

	655,462	45.9%	697,787	47.1%
Time deposits
Less than $100,000	91,830	6.4%	97,433	6.6%
$100,000 or more	682,107	47.7%	685,336	46.3%

Total	$1,429,399	100.0%	$1,480,556	100.0%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	As of December 31,
	2006	2005
	(Dollars in thousands)
Nonaccrual loans:
Real estate:
Construction	$—	$1,632
Commercial	—	—
Commercial	1,502	598
Consumer	429	113
Trade Finance	—	—
SBA	1,330	600

Total nonperforming loans	3,261	2,943
Other real estate owned	—	—

Total nonperforming assets	$3,261	$2,943

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)
Balances
Average total loans outstanding during the period	$1,356,169	$1,123,880

Total loans outstanding at end of period	$1,554,588	$1,234,615

Allowance for Loan Losses:
Balance at beginning of period	$13,871	$11,227

Charge-offs:
Real estate	258	—
Commercial	1,635	623
Consumer	333	227
Trade finance	—	—
SBA	473	37

Total loan charge-offs	2,699	887

Recoveries
Real Estate	424	—
Commercial	43	102
Consumer	101	12
Trade finance	—	23
SBA	6	24

Total recoveries	574	161

Net loan charge-offs	2,125	726

Provision for loan losses	5,666	3,370

Balance at end of period	$17,412	$13,871

Ratios:
Nonperforming loans as a percent of total loans	0.21%	0.24%
Nonperforming assets as a percent of total loans and other real estate owned	0.21	0.24
Net loan charge-offs to average loans	0.16	0.06
Provision for loan losses to average total loans	0.42	0.30
Allowance for loan losses to gross loans at end of period	1.12	1.12
Allowance for loan losses to total nonperforming loans	534	471
Net loan charge-offs to allowance for loan losses at end of period	12.20	5.23
Net loan charge-offs to provision for loan losses	37.50	21.54